Exhibit 10.15
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is effective as of July 30, 2018 (the “Effective Date”) by and between S&A Holdings (2013), LLC, a limited liability company doing business under the laws of Florida (the “Company” or “Holdings”) and Marco Ferri, an individual residing in the State of Florida (“Executive”). Holdings and Executive are collectively referred to herein as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the Company manages and operates several financial research and publishing businesses and other entities, including, but not limited to, Stansberry & Associates Investment Research, LLC, TradeSmith, LLC, Legacy Research Group, LLC (and its subsidiaries and affiliates), Empire Financial Research, LLC, InvestorPlace Media, LLC, KOC Publishing, LLC, VRSH, LLC and any other entities created by the Company hereafter that publish several products and services (any and all publications and services provided by the businesses and entities managed and operated by the Company are hereinafter referred to as the “Products”); and
WHEREAS, Company wishes to employ Executive as its Director of Business Development, and Executive has agreed to such employment, on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration as provided below, the Parties hereby agree as follows:
TERMS
1.    Executive’s Performance and Understanding.
(a)    During the term of the Executive’s employment under this Agreement, Company shall employ the Executive, and the Executive shall serve Company, as the Director of Business Development of Company reporting directly to the Chief Executive Officer (“CEO”) of the Company.
(b)    Executive may reside and be based in the Miami, Florida area.
(c)    The Executive shall perform services and duties (“Services”) at the direction of the CEO which Services shall be reasonably suited for the position and title held by the Executive and shall include, without limitation, the following:
i.    Identify and evaluate, both independently and in collaboration with the executive team, potential opportunities for acquisition.
ii.    Build and maintain relationships with industry and professional networks.
iii.    Lead all non-legal aspects of the acquisition process, including coordination of internal working groups, management of external advisors, develop relationships with target company management teams, agreement negotiations and due diligence process.
iv.    Analyze and recommend strategic direction for company acquisitions with the Company’s senior management.
v.    Lead post-acquisition integration and oversee all post-closing activities.

vi.    Lead strategy of identifying and incorporating acquisition targets into overall strategy for a Holdings Strategic Transaction (as hereinafter defined).
vii.    Work closely with the executive team in connection with a Holdings Strategic Transaction strategy, including improving processes across the organization, and developing strategic objectives with the goal of maximizing the Company’s profile for a Holdings Strategic Transaction.
viii.    Working with external advisors and audit team to prepare for a Holdings Strategic Transaction; and
ix.    Use legal experience to assist Company’s legal department on improving corporate governance and overall legal support.
2.    Compensation. In consideration of Executive’s performance of the Services, the Company shall compensate Executive as follows:
(a)    Salary. Executive shall initially receive an annual salary of $500,000.00 (the “Base Salary”). Base Salary payments shall be payable to Executive in accordance with the normal payroll practices and schedule of the Company, less applicable deductions and withholdings. Following the date when the Executive receives equity incentive compensation as referenced in Section 2(e), the Executive’s Base Salary shall be treated as guaranteed payments and without any deductions and withholdings. Executive understands that upon said change in treatment, he will be responsible for any self-employment taxes arising from payments of his guaranteed payment or any bonus amounts from the Company and that he shall no longer be treated as an employee of Company for purposes of federal or state income or employment tax withholding and reporting. This Base Salary shall be periodically reviewed by the Board of Managers of Company (the “Board”) and adjusted upward or downward by the Board as the Board deems appropriate in its sole discretion; provided that any adjustment downward shall only be permitted if the same adjustment is being made to all other similarly situated executives of the Company.
(b)    Bonus Pool. Executive will be eligible to participate in the annual executive bonus pool (the “Bonus Pool”), which is usually based on the Company’s Net Income and from which such bonus payments are determined by the Company in its sole discretion. Executive must be an employee of the Company on the date any Bonus Pool payments are made, if any, in order to earn such bonus.
(c)    Acquisition Transaction Performance Bonus. Subject to Executive’s continued employment and unless otherwise agreed to in writing between Executive and Company with respect to a certain Acquisition Transaction (defined below), Executive shall receive a bonus payable in installments (an “Acquisition Transaction Performance Bonus”) for each occurrence of the Company’s (or a subsidiary of Company’s) merger or acquisition of a target company (an “Acquisition Target Entity,” and each such merger or acquisition, an “Acquisition Transaction”). Prior to entering into an Acquisition Transaction, Executive and Company shall memorialize the Acquisition Transaction Performance Bonus in a form mutually agreed to by the Parties in a form substantially similar to the Acquisition Schedule document attached hereto as Exhibit A. Unless otherwise agreed to in writing by the Parties, Executive shall be paid the Acquisition Transaction Performance Bonus in an amount of up to five percent (5.0%) of the “Enterprise Value” (defined below) of the Acquisition Target Entity that is the subject of each Acquisition Transaction that is consummated as follows:
1.    Executive shall be paid two percent (2.0%) of the “Enterprise Value” (defined below) of the Acquisition Target Entity upon the closing date of the Acquisition Transaction;

2.    Executive shall be paid one percent (1.0%) of the Enterprise Value of the Acquisition Target Entity if, as of the expiration of the indemnification period contained in the Acquisition Transaction documents, which shall be at least six months to one year depending on transaction conditions, or greater if representation and warranty insurance is purchased for the Acquisition Transaction, the aggregate amount of any indemnity claims and adverse Purchase Price adjustments totals no more than 5% of the Purchase Price for the Acquisition Target Entity; and
3.    Executive shall be paid two percent (2.0%) of the Enterprise Value of the Acquisition Target Entity if, on the earlier of the third or fourth anniversary of the closing date of the Acquisition Transaction, the product of the Aggregate Net Income of the Acquisition Target Entity as measured from the closing date of the Acquisition Transaction multiplied by Holdings’ (or any of its Affiliate’s) ownership percentage of the Acquisition Target Entity, exceeds the Purchase Price of the Acquisition Target Entity.
In those instances where the Acquisition Transaction Performance Bonus could exceed $2 Million Dollars based on the Enterprise Value of the Acquisition Target Entity (i.e. $40,000,000 or more), the above calculation shall not apply and the Parties shall, in good faith, negotiate and agree in writing to a different calculation or structure, but in no event shall Executive receive less than $2 Million Dollars for the Acquisition Transaction Performance Bonus in such instances where the calculations under Sections 2(c)(1) through (3) above would have resulted in an Acquisition Transaction Performance Bonus equal to or greater than $2 Million Dollars (notwithstanding the fact that such calculations shall not be used in calculating or structuring the Acquisition Transaction Performance Bonus).
Any such Acquisition Transaction Performance Bonus payments shall be made within 60 days of the determination (such date of determination, the “Determination Date”) that such payment has been earned and is due to Executive; provided, however, that Executive must be an employee on the Determination Date of any Acquisition Transaction Performance Bonus in order to earn such bonus. For the avoidance of doubt, if Executive is not employed on the Determination Date (except in the case of Executive’s death or Disability or if Executive is terminated without Cause), then Executive shall have no rights to any payments under this Section. In the event Executive is not employed on the Determination Date because of Executive’s death or Disability or Executive is terminated without Cause, Executive (or his estate) shall receive any Acquisition Transaction Performance Bonus due as if Executive had been employed on such Determination Date.
(d)    Joint Venture Performance Bonus. Subject to Executive’s continued employment and unless otherwise agreed to in writing between Executive and Holdings with respect to a certain Joint Venture Transaction (defined below), Executive shall receive a bonus payable in installments (a “Joint Venture Performance Bonus”) for each occurrence of the Company’s or Holding’s creation of a joint venture entity by Company or an Affiliate (each such joint venture, a “Joint Venture Entity,” and each such joint venture formation, a “Joint Venture Transaction”). Prior to entering into a Joint Venture Transaction, Executive and Company shall memorialize the Joint Venture Performance Bonus in a form mutually agreed to by the Parties in a form substantially similar to the Joint Venture Schedule document attached hereto as Exhibit B. Unless otherwise agreed to in writing by the Parties, Executive shall be paid the Joint Venture Performance Bonus based on the Aggregate Net Sales

(defined below) of the applicable Joint Venture that is the subject of each such Joint Venture Transaction that is consummated as follows:

Total Aggregate Net Sales	Total Joint Venture Performance Bonus	Payable at 1 year anniversary from Launch	Payable at 2 year anniversary from Launch	Payable at 3 year anniversary from Launch
Less than $5 million	$0	N/A	N/A	N/A
Between $5M and %9.99M	$300,000	$120,000	$60,000	$120,000
Between $10M and $14.99M	$400,000	$160,000	$80,000	$160,000
$15M or greater	$500,000	$200,000	$100,000	$200,000
Any such Joint Venture Performance Bonus payments shall be made within 60 days of the applicable anniversary date set forth above (each such date, the “Anniversary Date”); provided, however, that the Joint Venture Entity must be active and the Executive must be an employee on the Anniversary Date for any Joint Venture Performance Bonus in order to earn such bonus. For the avoidance of doubt, if Executive is not employed on the Anniversary Date (except in the case of Executive’s death or Disability or if Executive is terminated without Cause), then Executive shall have no rights to any payments under this Section. In the event Executive is not employed on the applicable Anniversary Date because of Executive’s death or Disability or Executive is terminated without Cause, Executive (or his estate) shall receive any Joint Venture Performance Bonus due as if Executive had been employed on such Determination Date.
(e)    Equity Incentive Compensation. The Executive shall receive equity incentive compensation with respect to the Company pursuant to the equity incentive compensation plan documents to be adopted by the Company or such other agreements entered into between the Company and Executive.
(f)    Separation Bonus Right. If Executive dies or the Company terminates Executive’s employment for any reason (including due to Executive’s Disability) other than for Cause, and subject to Executive’s execution, delivery and non-revocation of a general release of claims in the current form approved by the Company and attached as Exhibit C (subject to any amendments required by law or regulation) (the “Release”) which shall be provided to Executive by the Company no later than five (5) business days after the last date of employment, and executed by Executive either twenty-one (21) days or forty-five (45) days thereafter (in accordance with applicable law), before the sixtieth (60th) day following the last date of employment, the Company will pay Executive an amount (the “Separation Bonus”) equal to three (3) years of Base Salary, less any Base Salary amounts previously paid during the Term prior to such termination; provided, however, that in no event shall any such severance amount paid to Executive during the first three (3) years of the Initial Term be less than $500,000. The Separation Bonus, if any, will be paid in three (3) equal annual installments, with the first instal1ment being paid within ten (10) days following the date on which the Release becomes effective and binding upon Executive and each subsequent installment being paid on each anniversary of the last day of Executive’s employment so long as Executive is in compliance with Executive’s obligations set forth in Sections 3,4 and 5. If the sixty (60) day period in which to sign the Release begins in one calendar year and ends in a later calendar year, the Separation Bonus will commence to be paid in the later calendar year. In no event may Executive designate the year in which the Separation Bonus will be paid. If Executive properly executes the Release by the deadline set forth above and does not effectively revoke the executed Release within the applicable revocation period set forth in the Release, then the Company shall execute the Release within eight (8) days of its delivery by Executive. If Executive does not properly execute the Release by the deadline set forth above, or effectively revokes the executed Release within the applicable revocation period set forth in the Release, Executive (or Executive’s estate) will not be entitled to any Separation Bonus.
(g)    Definitions. As used in this Agreement, the following terms shall have the following meanings:
i.    “Affiliate” or “Affiliated” of or with any specified entity or Person means any other entity or Person controlling, controlled by or under common control with such specified entity or Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of any specified entity or Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any other entity or Person owns a majority or more of the voting capital stock or other ownership interests, directly or indirectly, of such specified entity or Person.
ii.    “Aggregate Net Income” means the total net income of the Acquisition Target Entity realized from the closing date of the Acquisition Transaction up through the applicable measuring date.
iii.    “Aggregate Net Sales” means aggregate gross sales revenue earned by a Joint Venture Entity in the first 12 months following Launch minus the amount of any refunds paid by the Joint Venture Entity in such calendar year.
iv.    “Cause” means any of the following: (i) Executive’s repeated and gross failure to perform his material duties under this Agreement, after written notice of such non- performance has been given by Company to Executive with thirty (30) days to cure such non- performance; (ii) use of illegal drugs by Executive; (iii) Executive’s commission of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (for avoidance of doubt, a single driving while intoxicated (or other similar charge) shall not be considered a felony or crime of moral turpitude); (iv) Executive’s perpetration of any act of fraud or material dishonesty against or affecting the Company, any of its Affiliates, or any customer, agent or employee thereof; (v) Executive’s material breach of fiduciary duty or material breach of this Agreement, after written notice of such breach has been given by Company to Executive with thirty (30) days to cure such breach; (vi) Executive’s repeated insolent or abusive conduct in the workplace, including but not limited to harassment of others of a racial or sexual nature after notice of such behavior; (vii) Executive knowingly taking any action which is intended to materially harm or disparage the Company, its Affiliates, or their reputations, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its Affiliates; or (viii) Executive knowingly engaging in any act of material self-dealing without prior notice to and consent by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
v.    “Disability” means Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, for ninety (90) days, whether or not consecutive, in any twelve (12) month period. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive by an independent physician in accordance with this Section 2(g)(v) shall be final and conclusive for all purposes of this Agreement. The Company shall have the right to terminate the employment of Executive under this Agreement for Disability during the Term if, in the opinion of the independent physician, Executive meets the definition of Disability set forth in this Section 2(g)(v). In case of Executive’s termination by the Company pursuant to Executive’s Disability, Executive shall be entitled to receive such salary, bonuses, benefits, and reimbursable expenses owing to Executive through the date of termination as set forth in this Agreement. Upon payment to Executive of all accrued but unpaid salary, bonuses, benefits, and reimbursable expenses owing to Executive through the date of termination of Executive’s employment as set forth in this Agreement, the Company shall have no further obligation to Executive.
vi.    “Enterprise Value” shall be determined by Holdings or any of its Affiliates and the seller of the Acquisition Target Entity at the time of the Acquisition Transaction and documented in the definitive documents for such Acquisition Transaction and in the Acquisition Schedule in the form attached as Exhibit A. In no event shall the Enterprise Value be less that an amount equal to the Purchase Price paid for an Acquisition Transaction divided by Holdings’ (or any Affiliate’s) ownership percentage of the Acquisition Target Entity.
vii.    “Good Reason” means, without Executive’s consent: (i) material breach of this Agreement by Company; (ii) a requirement that Executive relocate his primary place of employment to a geographic location outside of a seventy (70) mile radius from either (i) the Company’s location in Baltimore, Maryland or (ii) an Affiliate’s office location in Delray Beach, Florida, as of the Effective Date; (iii) a requirement that Executive relocate his primary place of employment to a geographic location outside of Miami-Dade County, Florida; (iv) if both Porter Stansberry and Mark Arnold shall cease to be employed by the Company, or (v) a reduction in Executive’s title or authority (unless agreed to in advance by Executive in writing); provided, however, that a resignation will be a resignation for Good Reason only if Executive shall have first provided written notice of the condition constituting Good Reason to the Board no later than sixty (60) days after Executive knew or should have reasonably known given his position with the Company of the existence of the condition and the Company shall have failed to cure such condition within thirty (30) days of the Board’s receipt of notice.
viii.    “Holdings Strategic Transaction” shall mean either (i) the sale of at least 35% of the outstanding ownership interests of Holdings, (ii) any other transaction or series of related transactions in which at least 35% of the outstanding ownership interests in Holdings shall be transferred, directly or indirectly, from the existing owners (or shall be issued by Holdings) to one or more persons or organizations not presently direct or indirect owners (including the admission of new members to Holdings) or (iii) an initial public offering of the interests of Holdings.
ix.    “Net Income” means net income of Holdings after deducting operating expenses (including, but not limited to, salaries, royalties, Performance Bonuses, and any other contractual and discretionary bonuses), but before deducting income taxes, interest and any distribution, dividend or dividend-like payments to equity holders of the Company or equity-like partners and employees (i.e., holders of a contractual right to a Profits Interest). The determination of Net Income shall be determined by the Company in its reasonable discretion and in good faith.
x.    “Launch” means the date the first product for a Joint Venture Entity is sold to the general public and generates revenue.

xi.    “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof), including any group of Affiliated Persons.
xii.    “Purchase Price” shall mean an amount equal to: (i) any consideration paid or exchanged directly or indirectly by Holdings or any of its Affiliates in connection with an Acquisition Transaction; plus (ii) any capital contributions directly or indirectly invested by Holdings or any of its Affiliates in the Acquisition Target Entity in connection with the Acquisition Transaction. If the amount of consideration cannot be reasonably determined due to the structure of the Acquisition Transaction, the Parties shall use their best efforts to determine the applicable Purchase Price. In any event, the Purchase Price shall be determined by the Parties at the time of the Acquisition Transaction and documented in the definitive documents for such Acquisition Transaction and in the Acquisition Schedule in the form attached as Exhibit A.
(h)    Expenses. The Company shall reimburse Executive for any reasonable travel and other out-of-pocket expenses incurred by Executive in the performance of his obligations hereunder, including travel, cell phone, dining and entertainment, and similar expenses; provided that such expenses shall have been documented and submitted in accordance with the regular reimbursement procedures and practices of the Company in effect from time to time. Travel expenses will be reimbursed within thirty (30) days of delivery of an expense report and applicable receipts.
(i)    Benefits. Executive shall be eligible to participate in all individual and group medical, dental, disability, life insurance, accidental death, savings, retirement and/or 401k plan and all other fringe benefits and executive perquisites generally provided to employees and/or other executives of the Company similar to Executive on terms and based on any required employee contributions no less favorable to Executive than as apply to other such employees and similar executives generally. Executive is entitled to four (4) weeks’ paid vacation during each calendar year, with the scheduling of such vacation to be determined in accordance with the Company’s vacation policies as in effect from time to time. If Executive does not take the full vacation available in any year, the unused vacation may not be carried over to the next calendar year, and Executive will not be compensated for it.
(j)    Office Expenses. Company shall provide Executive with, or pay directly, for an office the location of which shall be located in Miami-Dade County, Florida and shall be mutually determined by the Parties, including reasonable ancillary expenses for such office.
3.    License Grant.
(a)    Executive hereby grants to Company and its affiliates the right to trade off Executive’s name, reputation, likeness and background in promotional material aimed at marketing the Products to potential and current subscribers, as well as at seminars, conferences and any related events, during the term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement; provided, however, that in no event does this Agreement authorize Company or any of its affiliates to use Executive’s name, reputation, likeness and background in any manner that is negative or detrimental to Executive.
(b)    Executive agrees that all intellectual property, including copyright and trademark, produced under this Agreement is considered work for hire and therefore is the sole property of Company and/or its affiliates.

(c)    Executive agrees that all designs, trademarks, discoveries, formulas, processes, techniques, strategies, trade secrets, inventions, improvements, copyrightable works, and/or the like, including all rights to obtain, register, perfect and enforce these proprietary interests, that Executive may solely or jointly develop, conceive, or reduce to practice or author, in whole or in part, during Executive’s employment or association with Company or its affiliates that relate to his employment or association or are aided by the use of time, material, or facilities of Company or its Affiliates, whether or not during normal working hours, (“Inventions”) are the sole and exclusive property of Company and/or its affiliates and are considered works for hire under the U.S. Copyright Act, including, but not limited to, as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as editorial copy, as a translation, as a supplementary work, as a compilation, as an instructional text, as a test, as answer material for a test, as an atlas or as any other applicable category. Without compensation, Executive hereby assigns to Company his entire right, title, and interest in and to the Inventions, and agrees to execute all documents and take all other actions deemed necessary by Company to protect its rights in any such Inventions, including to vest Company or its designee with sole ownership of all Inventions. Executive represents and warrants that his development and use of the Inventions will not infringe, misappropriate or otherwise violate any intellectual property rights of any third party (including without limitation any of Company’s former employers) or any duty owed by Company to any third party (including without limitation any of Company’s former employers). To the extent allowed by applicable law, all rights to Inventions include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, he hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Company and agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratification, consent or agreement from time to time as requested by Company. Executive shall return all tangible evidence of such Inventions, including, but not limited to, any papers, lists, books, files, and computer diskettes or CDs, to Company prior to or at the termination of this Agreement or extensions thereof, if any, with or without Company’s request, or upon Company’s written request.
4.    Non-Compete and Confidential Information.
(a)    Unless otherwise agreed to by the Board, Executive hereby agrees and covenants that he will not (i) write or contribute to the publication of any financial material, or (ii) directly or indirectly, engage in any business on behalf of himself or any other person, and whether as an owner, director, officer, employee, or consultant, which could be deemed competitive with the Products or other products owned by Company or any of its Affiliates (hereinafter, “Compete”) while he is an employee of Company and for a period of two (2) years following the termination of such employment; (the “Non-Compete Term”); provided, however, that if Executive resigns for Good Reason or is terminated by the Company without Cause, then the Non-Compete Term shall expire upon such resignation or termination of employment.
Any financial writing for a financial newsletter and/or Internet-related financial product is deemed per se competitive.
(b)    During the Non-Compete Term, Executive also will not, directly or indirectly:
1.    induce or encourage any employee or independent contractor of Holdings or its Affiliates to leave or reduce such employment or engagement, whether such employment or engagement is pursuant to a contract or at will, or, on his own behalf or on behalf of any person or entity, employ or engage in any capacity any former employee or independent contractor of Holdings or its

Affiliates, unless such former employee or independent contractor will have ceased to be so employed or engaged by Holdings or its Affiliates for a period of at least one (1) year immediately prior to such employment or engagement; or
2.    on his own behalf or on behalf of any person or entity, solicit or call upon, or attempt to solicit or call upon, any customer of Holdings or its Affiliates (as of the date of termination of this Agreement), for the purpose of selling or providing any product or service which is competitive with any of the products owned, sold, managed or distributed by Holdings or its Affiliates.
(c)    Confidential Information. Executive acknowledges and agrees that Company and any of its Affiliates, in the course of performing their business activities, acquire and develop Confidential Information (as defined below) that provides them with a business advantage and that Executive will be provided with such Confidential Information during his association with Company and any of its Affiliates. Executive agrees that he will not, directly or indirectly, at any time during or after the Term of this Agreement, use (whether on his own behalf or on behalf of any other person or entity) or disclose (to any person or entity) any Confidential Information, except as may be required by law or necessary in the performance of his duties for Holdings or any of its Affiliates during the Term. “Confidential Information” means all confidential, proprietary, and non-public information (whether in written, electronic, or other form) of Holdings, or any of its Affiliates or third parties with whom Holdings or any of its Affiliates do business (including without limitation investors, sources of investment capital, and suppliers of Holdings or any of its Affiliates), including without limitation the following information of Company or any of its Affiliates: trade secrets; business information; track record information; books and records used to calculate and present track record information; information regarding the assets and affairs of Holdings or any of its Affiliates; financial information; operating methods or strategies; portfolio holdings and performance; marketing plans or strategies; competitive know-how; processes; forecasts; investor lists or other investor-related information of any kind; subscriber lists or other subscriber-related information of any kind, and any other information of a similar nature not already in the public domain. Confidential Information also includes any information that becomes publicly available as a direct or indirect result of Executive’s breach of this Agreement or other obligation to Holdings or any of its Affiliates. Notwithstanding anything to the contrary in this Section 4(c), the provisions in this Section shall not apply to information that: (1) is in the public domain at the time of disclosure by Executive or is subsequently made available to the general public through no violation of this Section 4(c) by Executive; (2) is independently developed by Executive without use of or reference to the Confidential Information; (3) is disclosed with the prior written consent of the Holdings or any of its Affiliates; or (4) is required to be disclosed by law or by regulatory, judicial or arbitration process. Executive will take all reasonable and necessary precautions to prevent disclosure of Confidential Information to unauthorized persons or entities. Executive further agrees to immediately notify the Holdings or any of its Affiliates if he becomes aware that Confidential Information has been improperly used or disclosed. In the event Executive is requested or required (by oral questions, interrogatories, requests for Confidential Information or documents in a court or administrative proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, Executive will, to the extent permitted under applicable law, (i) immediately (and prior to such disclosure) notify the Company by providing notice to the Company and cooperate with Company (at Company’s sole expense) in any efforts by them to oppose such disclosure, and (ii) will disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise reasonable efforts to ensure that such Confidential Information will be afforded confidential treatment. Executive acknowledges and agrees that Executive has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.

Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.    Warrants, Covenants, Indemnity and Forfeiture.
(a)    Executive hereby warrants and covenants that any editorial or promotional work produced under this Agreement by him shall not knowingly violate or infringe any copyright(s) and shall not knowingly contain anything libelous or otherwise contrary to the law. Executive also covenants and agrees to undertake reasonable efforts to comply with any and all internal securities trading, customer relations, information barrier, and similar policies of the Company.
(b)    Each of the Parties shall each have the right to take legal action against an unrelated third party in the event of any infringement or violation of the rights of the Party and each shall be solely responsible for its expenses in such suit. However, the Company agrees to provide a legal defense (including the payment of legal fees and any court ordered damages that are assessed against Executive) for legal claims asserted against Executive arising out of Executive’s employment with Company, unless such actions are in violation of this Agreement, applicable policies of the Company, or applicable law.
(c)    Executive shall indemnify and hold harmless Holdings and its Affiliates for any losses resulting from a willful and intentional breach in bad faith of the warranties and covenants by Executive in Sections 3, 4 and 5, including reasonable attorney’s costs, suffered by Holdings and/or its Affiliates. The Parties agree that the foregoing representations, covenants and indemnity by Executive shall not extend to any editorial, marketing or promotional materials Holdings provides to Executive so long as Executive's presentation of such material is consistent with the warranties and covenant described in Section 5(a) above.
(d)    Executive represents and warrants to the Company that: (i) Executive has the full power and authority to enter into this Agreement and to incur and perform Executive’s obligations hereunder; and (ii) the execution, delivery and performance by Executive of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any agreement or instrument to which Executive is a party or by which Executive may be bound or affected.
(e)    The Company represents and warrants to Executive that: (i) it is duly organized, validly existing and in good standing under the laws of the State of Maryland, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; (ii) it is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary; (iii) it has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder; and (iv) the execution, delivery and performance by the Company of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the articles of organization, bylaws, or operating agreement of the Company, or any agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected.

(f)    Holdings represents and warrants to Executive that: (i) it is duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; (ii) it is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary; (iii) it has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder; and (iv) the execution, delivery and performance by Holdings of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the articles of organization, bylaws, or operating agreement of Holdings, or any agreement or instrument to which Holdings is a party or by which Holdings or any of its properties may be bound or affected.
6.    Term and Termination.
(a)    Term. Unless terminated earlier pursuant to the terms of this Agreement, Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until July 30, 2021 (the “Initial Term”), and shall automatically renew for additional one (1) year renewal periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”); provided, however, at any time within one hundred eighty (180) days prior to the expiration of the Initial Term or any subsequent Renewal Term, any Party may (1) request the other to negotiate the terms of a renewal of this Agreement or (2) elect not to renew the Agreement by providing written notice to the other Parties. Notwithstanding the foregoing, none of the Parties shall be obligated to renew this Agreement beyond the Initial Term or any subsequent Renewal Term, as applicable.
(b)    Termination. Any Party may terminate Executive’s employment at any time in accordance with the applicable provisions herein, provided that: (i) the Company shall provide Executive sixty (60) days prior written notice in the event the Company terminates Executive without Cause; or (ii) Executive shall provide the Company with sixty (60) days prior written notice before terminating his employment, in which case, for the avoidance of doubt, the Company may relieve Executive of some or all of his duties (which shall not trigger Good Reason) during such 60-day notice period provided that the Company pays Executive his salary, bonuses, benefits and any compensation due to Executive for the portion of the notice period that is waived. Upon termination of Executive’s employment, for any reason, he shall receive unpaid salary, bonuses, benefits and any compensation due to Executive through the date of termination and reimbursement for any expenses incurred through the date of termination pursuant to Section 2(h) along with any benefits through such date.
1.    If during the applicable Performance Year, Executive resigns without Good Reason or Company terminates the Executive’s employment for Cause, then Executive shall not receive and Executive shall not be entitled to the Performance Bonus or any other bonus, nor any portion thereof.
2.    Executive is eligible for a Separation Bonus subject to the terms of Section 2(f) above.
3.    Any Profits Interests rights granted to Executive by Holdings that are unvested as of the date on which Executive’s employment terminates shall automatically be forfeited and Executive shall have no further rights with respect to such award.
4.    Executive acknowledges and agrees to the following in the event that Executive breaches Section 4 of this Agreement and such breach either (1) results in the termination of Executive’s employment with the Company or (2) occurs following the termination of Executive’s employment with the Company: all compensation and benefits otherwise payable pursuant to this Agreement and the vesting and/or exercisability of applicable bonuses, Performance Bonuses and Profits Interests, and other forms of compensation previously awarded to Executive, shall immediately cease; and any and all Profits Interests in described herein shall be immediately forfeited by Executive.
7.    Assignment of Agreement. Executive’s services and functions are considered unique. This Agreement or any rights or obligations herein may not be assigned or otherwise transferred by Executive to any other party without the prior written consent of Company, which consent shall not be unreasonably withheld.
8.    Indemnification; Insurance. During Executive’s employment and thereafter, the Company shall indemnify and hold Executive harmless against any costs or expenses (including attorneys’ fees), judgments, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a Board member, manager, director, officer, employee or agent of the Company or any Affiliate, whether asserted or claimed prior to, at or after the date of Executive’s termination of employment, to the fullest extent permitted under applicable law and on a basis no less favorable than what is provided to any other continuing officer or director of the Company; provided, however, that Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company; or was acting in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Executive by the Board, officers or employees of Holdings, or any of its Affiliates in the course of their duties, or by committees of the Board, or by any other person (including legal counsel, accountants and financial advisors) who has been selected with reasonable care by or on behalf of the Company or any of its Affiliates; or in the case of a criminal proceeding or claim, had no reasonable cause to believe Executive’s conduct was unlawful. During Executive’s employment and thereafter, Company shall provide Executive with coverage under a policy of directors’ and officers’ liability insurance that provides Executive with coverage on the same basis as is provided for the Company’s continuing officers and directors from time to time, in the event Company decides to obtain such coverage.
9.    Integration, Amendments and Modifications. This Agreement sets forth the entire agreement among the Parties hereto with respect to the subject matter herein and supersedes all prior and contemporaneous understandings, agreements representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. This Agreement may not be amended or modified except by a writing duly executed by the Parties hereto.
10.    Confidentiality. The Parties agree that this Agreement is confidential and, except as otherwise required by law or court order, no party shall disclose the terms herein to anyone, including any employee of Holdings. Notwithstanding the foregoing, Company may disclose the terms of this Agreement to senior management of Holdings. Executive may disclose this contract to his immediate family member and his legal and financial representatives provided such disclosures are protected by professional codes of conduct or signed confidentiality agreements.
11.    Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of the Agreement will remain in full force and effect according to its terms.
12.    Arbitration. The Parties agree that any dispute arising from or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) for binding arbitration to take place in Baltimore, Maryland before a single arbitrator under the rules of the AAA Employment Arbitration Rules and Mediation Procedures, and the decision of the arbitrator shall be final and binding upon the Parties. Notwithstanding the foregoing, in the event of any Party’s breach of any of the covenants set forth in Sections 3, 4, 5 or 8, a Party shall have the right to obtain injunctive relief from any federal or state court of competent jurisdiction located within Baltimore County, Maryland and will not be required to arbitrate any claim for the breach of such Sections. Accordingly, except as provided in the prior sentence, the Parties will not be permitted to pursue court action regarding claims that are subject to arbitration.
13.    Governing Law; Venue. This Agreement and the rights and obligations of the Parties hereto shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Maryland, without giving effect to the principles of conflict of laws. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal or state courts located within Baltimore County, Maryland in the event that (1) a Party seeks injunctive relief with respect to a breach of any of the covenants set forth in Sections 3, 4, 5 or 8 or (2) a Party seeks to enforce an arbitration award. In the event of a breach of the covenants set forth in Sections 3, 4, 5 or 8, the Parties agree that, in addition to any other remedies available at law or equity, a Party may file litigation against another Party seeking specific performance and temporary and/or preliminary injunctive relief, enjoining or restraining such breach, and the Parties consent to the issuance of such injunctive relief without bond. The Parties agree that if a Party initiates litigation seeking to enforce an arbitration award, the Party initiating such litigation shall be entitled to recover from the other Party reasonable attorney’s fees and costs incurred in such litigation, including all reasonable and necessary attorney’s fees and costs arising from a successful appeal. The Parties consent to the personal jurisdiction of such courts and thereby waive: (a) any objection to jurisdiction or venue; or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
14.    Section 409A.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered non qualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,”

“termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.
(c)    For purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A.
(d)    If Executive is a “specified employee” (as that term is used in Section 409A) on the date the separation from service becomes effective and the payment of the amounts under this Agreement payable upon a separation from service constitute non qualified deferred compensation, the payment of which would result in additional taxes or penalties under Section 409A, then such payments shall be delayed until the first business day following the six (6)-month anniversary of the date the separation from service becomes effective, but only to the extent necessary to avoid such additional taxes or penalties under Section 409A. On the first business day following the six (6) month anniversary of the date the separation from service becomes effective, the Company shall pay Executive in a lump sum the aggregate value of the nonqualified deferred compensation that the Company otherwise would have paid prior to that date under this Agreement.
(e)    The provisions of this Agreement are intended to be exempt from or otherwise comply with Section 409A and will be operated and administered in accordance with such intent.
15.    Waiver. No waiver by the Parties of any breach by a Party hereto of any condition or provision of this Agreement to be performed by such Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by a Party in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
16.    Survival. Notwithstanding anything to the contrary in this Agreement, Sections 2, 3, 4, 5, 6(b), 8 and 10 through 24 will survive the termination of Executive’s employment and the termination or expiration of the Term, as shall all other Sections herein that by their nature contemplate survival beyond the termination of Executive’s employment with the Company.
17.    Notice. Any notice, demand, request or other communication which Executive or Company may be required to give the other Party hereunder shall be in writing, shall be effective and deemed received the following business day when sent by overnight mail, upon transmission if sent by e-mail, or the third business day after deposited in first class United States mail, postage prepaid. The current contact information for each Party is:
For Company:
Mark Arnold
Chief Executive Officer
1125 N. Charles Street
Baltimore, MD, 21201
E-mail: marnold@stansberryresearch.com

For Executive:
Marco Ferri
3335 Alton Road
Miami Beach, FL 33140
E-mail: ferrifamily5@gmail.com
18.    Headings. The headings used in this Agreement are solely for convenience of reference and shall not affect its interpretation.
19.    Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.
20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.
21.    Prevailing Party. In the event any dispute arises out of or relating to this Agreement, whether in law or equity, the prevailing Party shall be entitled to recover, in addition to the relief awarded, its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels whether pursuant to an arbitration proceeding, at trial, on appeal, or in bankruptcy.
22.    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
23.    Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party agrees to take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all at the sole cost and expense of the requesting Party.
24.    Signature. A signed copy transmitted via e-mail or an electronic signature is presumed authentic and will be accepted as an original unless shown to be invalid by the other Party. This Agreement may be executed in two or more counterparts, each of which counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

S&A Holdings (2013), LLC

By:	/s/ Mark Arnold
Name: Mark Arnold
Its: Chief Executive Officer

/s/ Marco Ferri
Marco Ferri

EXHIBIT A – Acquisition Schedule
Name of Acquisition Target Entity:
Date of Acquisition Transaction:
Acquisition Target Entity’s Enterprise Value on Date of Closing:
Purchase Pasdfasdfrice:
1.    Executive shall be paid [two percent (2%) of the Enterprise Value of the Acquisition Target Entity] upon the closing date of the Acquisition Transaction;
2.    Executive shall be paid [one percent (1%) of the Enterprise Value of the Acquisition Target Entity] if, as of [the expiration of the indemnification period contained in the Acquisition Transaction documents, which shall be at least six months to one year depending on transaction conditions, or greater if representation and warranty insurance is purchased for the Acquisition Transaction], the aggregate amount of any indemnity claims and adverse Purchase Price adjustments totals no more than[ __% of the Purchase Price for the Acquisition Target Entity]; and
3.    Executive shall be paid [two percent (2%) of the Enterprise Value of the Acquisition Target Entity] if, on the earlier of [the third or fourth anniversary of the closing date of the Acquisition Transaction], the product of the Aggregate Net Income of the Acquisition Target Entity as measured from the closing date of the Acquisition Transaction multiplied by [Holdings’(or any of its Affiliate’) ownership percentage of the Acquisition Target Entity], exceeds [the Purchase Price of the Acquisition Target Entity].

EXHIBIT B Joint Venture Schedule
Name of Joint Venture Entity:
Joint Venture Entity’s Launch Date:
Joint Venture Performance Bonus Structure:
[DETAILS TO BE PROVIDED IF DIFFERENT FROM SECTION 2(d)]

EXHIBIT C – Form of Release